SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

FREDERICK’S OF HOLLYWOOD GROUP INC.

(Name of Registrant as Specified in Its Charter)

____________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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6255 Sunset Boulevard

Hollywood, California 90028

_______________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 8, 2013

_______________________________

TO THE SHAREHOLDERS OF FREDERICK’S OF HOLLYWOOD GROUP INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Frederick’s of Hollywood Group Inc., a New York corporation, will be held at 10:00 a.m. Pacific Time on Tuesday, January 8, 2013, at our principal executive offices located at 6255 Sunset Boulevard, 6th Floor, Hollywood, California 90028. You are cordially invited to attend the meeting, which will be held for the following purposes:

1.	To elect five directors to serve for the ensuing one-year period and until their successors are elected and qualified.

2.	To approve the potential issuance of up to 28,405,331 shares of our common stock to TTG Apparel, LLC in accordance with the terms of our Series A Convertible Preferred Stock and warrants issued to TTG Apparel, LLC in May 2012.

3.	To transact such other business as may properly come before the meeting and any and all postponements or adjournments.

These items of business are described in more detail in this proxy statement, which we encourage you to read in its entirety before voting. Only shareholders of record at the close of business on November 12, 2012 are entitled to notice of, and to vote at, the meeting and any postponements or adjournments thereof.

All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. Returning your proxy card will not affect your right to vote in person if you attend the meeting. You may revoke your proxy if you so desire at any time before it is voted. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the meeting or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided.

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Shareholders to be held on January 8, 2013

Our proxy statement is attached. Financial and other information concerning our company is contained in our Annual Report to Shareholders for the year ended July 28, 2012 (“annual report”). Pursuant to rules promulgated by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including the proxy statement, annual report and a proxy card, and by notifying you of the availability of these proxy materials on the Internet. This proxy statement and our annual report are available on our corporate website at www.fohgroup.com.

By Order of the Board of Directors

Thomas Rende, Secretary

Hollywood, California

November 26, 2012

FREDERICK’S OF HOLLYWOOD GROUP INC.

____________________________

PROXY STATEMENT

____________________________

GENERAL INFORMATION

This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the board of directors of Frederick’s of Hollywood Group Inc. (referred to as the “Company,” “we” or “us”), a New York corporation, for use at the Annual Meeting of Shareholders (“Annual Meeting”) to be held at 10:00 a.m. Pacific Time on Tuesday, January 8, 2013, at our principal executive offices located at 6255 Sunset Boulevard, 6th Floor, Hollywood, California 90028.

This proxy statement and the enclosed proxy card, together with the Annual Report to Shareholders for the year ended July 28, 2012 (“annual report”), are first being mailed on or about November 26, 2012, to shareholders of record on November 12, 2012.

What matters am I voting on?

You are being asked to vote on the following matters:

•	The election of five directors to serve for the ensuing one-year period and until their successors are elected and qualified – we refer to this proposal as the “director election proposal”;

•	To approve the potential issuance of up to 28,405,331 shares of our common stock to TTG Apparel, LLC in accordance with the terms of our Series A Convertible Preferred Stock and warrants issued to TTG Apparel, LLC in May 2012 – we refer to this proposal as the “stock issuance proposal”; and

•	To transact such other business as may properly come before the Annual Meeting and any and all postponements or adjournments.

Who is entitled to vote?

Persons who were holders of our common stock as of the close of business on November 12, 2012, the record date, are entitled to vote at the Annual Meeting. As of November 12, 2012, we had issued and outstanding 38,974,968 shares of common stock, par value $0.01 per share, our only class of voting securities outstanding. Each holder of our common stock is entitled to one vote for each share held on the record date.

What is the effect of giving a proxy?

Proxies in the form enclosed are solicited by and on behalf of our board of directors. The persons named in the proxy card have been designated as proxies by our board of directors. If you sign and return the proxy card in accordance with the procedures set forth in this proxy statement, the persons designated as proxies by the board will vote your shares at the Annual Meeting as specified in your proxy card.

If you sign and return your proxy card in accordance with the procedures set forth in this proxy statement but you do not provide any instructions as to how your shares should be voted, your shares will be voted “FOR” the election of the nominees listed below under the director election proposal and “FOR” the approval of the stock issuance proposal. If you give your proxy, your shares also will be voted in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the Annual Meeting and any postponements or adjournments. If any other matters are properly presented at the Annual Meeting for action, the persons named in the proxy card will vote the proxies in accordance with their best judgment.

May I change my vote after I return my proxy card?

Yes. Any proxy given pursuant to this solicitation may be revoked by you at any time before it is exercised. You may effectively revoke your proxy by:

•	delivering written notification of your revocation to the Corporate Secretary of Frederick’s of Hollywood Group Inc.;

•	voting in person at the Annual Meeting; or

•	delivering another proxy bearing a later date.

Please note that your attendance at the Annual Meeting will not alone serve to revoke your proxy.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for it to be properly held under our bylaws and New York law. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum at the meeting. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“shareholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy which are not being voted on a particular matter because of either shareholder withholding or broker non-vote will not be considered shares present and entitled to vote on that matter. These shares, however, may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum if the shares are being voted with respect to any matter at the Annual Meeting. If the proxy indicates that the shares are not being voted on any matter at the Annual Meeting, the shares will not be counted for purposes of determining the presence of a quorum. Abstentions are voted neither “for” nor “against” a matter, but are counted in the determination of a quorum.

How many votes are needed for approval of each matter?

The election of directors requires a plurality vote of the votes cast at the Annual Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee, whether as a result of a direction of the shareholder to withhold authority, abstentions or a broker non-vote, will not be counted in the nominee’s favor. As there are five directors to be elected, the five persons receiving the highest votes will be elected if nominees other than those nominated by the board are presented.

The stock issuance proposal must be approved by a majority of the votes cast at the meeting with respect to the proposal. Abstentions and shares deemed present at the meeting but not entitled to vote with respect to the proposal (because of either shareholder withholding or broker non-vote) are not deemed voted and therefore will have no effect on such vote.

Any other proposal properly brought at the Annual Meeting must be approved by a majority of the votes cast at the meeting with respect to the proposal.

How do I vote?

You may vote your shares by returning the enclosed proxy card either by mail or facsimile or by delivering it in person at the Annual Meeting. The prompt return of the completed proxy card will assist us in preparing for the meeting. Complete, date, sign and return the enclosed proxy card in the envelope provided for that purpose (to which no postage needs to be affixed if mailed in the United States). You can specify your choices by marking the appropriate boxes on the proxy card. If you attend the Annual Meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you. If you wish to fax your proxy, please copy both the front and back of the signed proxy card and fax it to American Stock Transfer & Trust Co. at (718) 765-8730.

Shareholders who hold their securities through a broker or bank will also have the option to authorize their proxies to vote their securities electronically through the Internet or by telephone. If you hold your securities through a broker, bank or other nominee, you should check your proxy card or voting instruction card forwarded by your broker, bank or other nominee who holds your securities for instructions on how to vote by these methods.

Do you provide electronic access to the proxy statement and annual report?

Yes. You may obtain copies of this proxy statement and our annual report by visiting our corporate website at www.fohgroup.com and clicking the “Investor Relations” tab. Once you are in the Investor Relations section of our corporate website, you will find our proxy statement and annual report under the section heading “Annual Meeting Materials.” The contents of our website are not, and shall not be, deemed a part of this proxy statement or our annual report. You also may obtain copies of our annual report (without exhibits), without charge, by sending a written request to: Frederick’s of Hollywood Group Inc., 6255 Sunset Boulevard, Hollywood, California 90028, Attention: Corporate Secretary. We will provide copies of the exhibits to the annual report, without charge, upon receipt of a written request addressed to the Corporate Secretary.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of November 12, 2012 by:

•	each person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock on November 12, 2012;

•	each of our executive officers and directors; and

•	all of our executive officers and directors, as a group.

The percentage of beneficial ownership indicated below is based on 38,974,968 shares of our common stock outstanding on November 12, 2012.

	Beneficial Ownership of our Common Stock on November 12, 2012
Name and Address of Beneficial Owner(1)	Number of Shares		Percent of Class
Arsenal Group, LLC 21 Greene Avenue Amityville, New York 11701	12,194,635	(2)	30.6%

Fursa Alternative Strategies LLC, on behalf of certain funds and accounts affiliated with or managed by it or its affiliates 21 Greene Avenue Amityville, New York 11701	6,356,698	(3)	16.0%

Tokarz Investments, LLC 287 Bowman Avenue Purchase, New York 10577	8,386,977	(4)	21.5%

TTG Apparel, LLC 287 Bowman Avenue Purchase, New York 10577	8,472,672	(4)(5)	18.5%

Thomas J. Lynch	1,422,333	(6)	3.6%

Donald Jones	201,000	(7)	*

Thomas Rende	582,219	(8)	1.5%

Peter Cole	660,278	(9)	1.7%

John L. Eisel	227,499	(10)	*

William F. Harley Fursa Alternative Strategies LLC 21 Greene Avenue Amityville, New York 11701	279,617	(11)	*

Milton J. Walters	182,730	(12)	*

All executive officers and directors as a group (7 individuals)	3,555,676	(13)	8.8%

_______________________

*	Less than 1%.

(1)	The business address of each of Thomas J. Lynch, Donald Jones, Thomas Rende, Peter Cole, John L. Eisel and Milton J. Walters is c/o Frederick’s of Hollywood Group Inc., 6255 Sunset Boulevard, Hollywood, California 90028.

(2)	Represents (a) 11,359,292 shares of common stock and (b) 835,343 shares of common stock issuable upon exercise of currently exercisable warrants. These securities (i) are held of record by Fursa Alternative Strategies LLC, but, based on information made known to us, have been sold to, and are in the process of being transferred of record to, Arsenal Group, LLC and (ii) are subject to a pledge agreement between Fursa Master Global Event Driven Fund LP and Scotia Capital (USA) Inc. William F. Harley serves as Chairman and Chief Executive Officer of Arsenal Group, LLC and is principally responsible for its investment decisions.

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(3)	Represents (a) 5,692,041 shares of common stock and (b) 664,657 shares of common stock issuable upon exercise of currently exercisable warrants. William F. Harley serves as Chief Investment Officer of Fursa Alternative Strategies LLC and is principally responsible for its investment decisions.

(4)	According to a Schedule 13D/A, dated May 29, 2012, and filed with the SEC on May 29, 2012, Michael T. Tokarz is the sole controlling person and manager of TTG Apparel, LLC and Tokarz Investments, LLC.

(5)	Represents (a) 1,766,322 shares of common stock, (b) 1,500,000 shares of common stock issuable upon exercise of currently exercisable warrants, (c) 4,761,905 shares of common stock issuable upon conversion of 50,000 shares of Series A Convertible Preferred Stock (assumes conversion at the rate of $1.05 per share) and (d) 444,445 shares of common stock issuable upon conversion of $200,000 of accrued dividends (assumes conversion at the rate of $0.45 per share). Excludes the remaining shares of common stock that are potentially issuable upon conversion of the Series A Convertible Preferred Stock, if such preferred stock is converted at a lower rate per share as described in the section below entitled “Stock Issuance Proposal.”

(6)	Includes (a) currently exercisable options to purchase 595,166 shares of common stock, (b) options to purchase 229,167 shares that become exercisable within 60 days of November 12, 2012 and (c) 323,500 shares of restricted stock, of which 186,500 shares are vested, 50,000 shares will vest on each of January 2, 2013 and 2014, 12,000 shares will vest on January 12, 2013, and 12,500 shares will vest on each of January 11, 2013 and 2014. Excludes options to purchase 307,167 shares of common stock that are not exercisable within 60 days of November 12, 2012.

(7)	Includes (a) currently exercisable options to purchase 89,000 shares of common stock, (b) options to purchase 14,000 shares that become exercisable within 60 days of November 12, 2012 and (c) 98,000 shares of restricted stock, of which 46,000 shares are vested, 40,000 shares will vest on August 22, 2013, and 6,000 shares will vest on each of January 11, 2013 and 2014. Excludes options to purchase 89,000 shares of common stock that are not exercisable within 60 days of November 12, 2012.

(8)	Includes (a) currently exercisable options to purchase 277,416 shares of common stock, (b) options to purchase 12,833 shares that become exercisable within 60 days of November 12, 2012, (c) 133,450 shares of common stock held jointly with Mr. Rende’s spouse, (d) 1,650 shares of common stock owned by Mr. Rende’s spouse and (e) 131,500 shares of restricted stock, of which 65,500 shares are vested, 5,000 shares will vest on January 12, 2013, 5,500 shares will vest on each of January 11, 2013 and 2014 and 50,000 shares will vest on June 1, 2013. Excludes options to purchase 74,501 shares of common stock that are not exercisable within 60 days of November 12, 2012.

(9)	Includes (a) 103,168 shares of common stock held by Performance Enhancement Partners, LLC (“PEP”), including 16,500 shares of restricted stock, of which 8,000 shares are vested, 2,500 shares will vest on January 12, 2013 and 3,000 shares will vest on each of January 11, 2013 and 2014, (b) currently exercisable options to purchase 181,166 shares of common stock granted to PEP and (c) options to purchase 7,000 shares that become exercisable within 60 days of November 12, 2012. Excludes options to purchase 12,834 shares of common stock granted to PEP that are not exercisable within 60 days of November 12, 2012. Peter Cole, as the sole member of PEP, has voting and dispositive power over these shares.

(10)	Includes (a) 16,500 shares of restricted stock, of which 8,000 shares are vested, 2,500 shares will vest on January 12, 2013 and 3,000 shares will vest on each of January 11, 2013 and 2014, (b) currently exercisable options to purchase 24,666 shares of common stock and (c) options to purchase 7,000 shares that become exercisable within 60 days of November 12, 2012. Excludes options to purchase 12,834 shares of common stock that are not exercisable within 60 days of November 12, 2012.

(11)	Includes (a) 16,500 shares of restricted stock, of which 8,000 shares are vested, 2,500 shares will vest on January 12, 2013 and 3,000 shares will vest on each of January 11, 2013 and 2014, (b) currently exercisable options to purchase 18,666 shares of common stock and (c) options to purchase 7,000 shares that become exercisable within 60 days of November 12, 2012. Excludes options to purchase 12,834 shares of common stock that are not exercisable within 60 days of November 12, 2012. As Chairman and Chief Executive Officer of Arsenal Group, LLC, Mr. Harley exercises voting and dispositive power over shares that it beneficially owns, described in Footnote 2 above. As Chief Investment Officer of Fursa Alternative Strategies LLC, William F. Harley exercises voting and dispositive power over shares beneficially owned by certain funds and accounts affiliated with, managed by, or over which Fursa or any of its affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights, described in Footnote 3 above. Mr. Harley disclaims beneficial ownership of the shares described in Footnotes 2 and 3 above except to the extent of his pecuniary interest therein. Accordingly, such shares are not included in Mr. Harley’s beneficial ownership.

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(12)	Includes (a) 97,415 shares of common stock held by Sagebrush Group, Inc. (“Sagebrush”), including 16,500 shares of restricted stock, of which 8,000 shares are vested, 2,500 shares will vest on January 12, 2013 and 3,000 shares will vest on each of January 11, 2013 and 2014, (b) currently exercisable options to purchase 18,666 shares of common stock granted to Sagebrush, (c) options to purchase 7,000 shares granted to Sagebrush that become exercisable within 60 days of November 12, 2012 and (d) currently exercisable options to purchase 31,170 shares of common stock granted to Mr. Walters. Excludes options to purchase 12,834 shares of common stock granted to Sagebrush that are not exercisable within 60 days of November 12, 2012. Milton Walters, as the sole shareholder of Sagebrush, has voting and dispositive power over the shares held by Sagebrush.

(13)	Includes an aggregate of 1,519,916 shares of common stock that our executive officers and directors have the right to acquire upon exercise of outstanding options that are currently exercisable or exercisable within 60 days of November 12, 2012. Excludes an aggregate of 522,000 shares of common stock that such individuals have the right to acquire upon exercise of outstanding options that are not exercisable within 60 days of November 12, 2012.

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DIRECTOR ELECTION PROPOSAL

Our board of directors currently consists of five members. All directors hold office for the ensuing one-year period and until their successors are elected and qualified. Upon the recommendation of the nominating and governance committee, the board of directors has nominated Thomas J. Lynch, Peter Cole, John L. Eisel, William F. Harley and Milton J. Walters to serve as directors for the ensuing one-year period and until their successors are elected and qualified.

The election of directors requires a plurality vote of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. “Plurality” means that the individuals who receive the highest number of votes cast “FOR” election are elected as directors. Any shares not voted “FOR” a particular nominee (whether as a result of abstentions, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld, the proxies solicited by the board of directors will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event which is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment. The five nominees for directors, their current positions, term of office and business background are set forth below.

Information Concerning Nominees for Directors

Name	Age	Position	Director Since
Thomas J. Lynch	44	Chairman and Chief Executive Officer	2008
Peter Cole(2)	64	Director	2004
John L. Eisel(1)(2)(3)	63	Director	2004
William F. Harley(2)(3)	49	Director	2008
Milton J. Walters(1)(3)	70	Director	2008

_________________________________________

(1)                 Member of the Audit Committee

(2)                 Member of the Compensation Committee

(3)                 Member of the Nominating and Governance Committee

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

Our board of directors believes that it is necessary for each of our directors to possess qualities, attributes and skills that contribute to a diversity of views and perspectives among the directors and enhance the overall effectiveness of the board. As described under “Nominating and Governance Committee Information – Guidelines for Selecting Director Nominees”, our nominating and governance committee considers all factors it deems relevant when evaluating prospective candidates or current board members for nomination to the board, as prescribed in its written charter and established guidelines. All of our directors bring to the board leadership experience derived from past service. They also all bring a diversity of views and perspectives derived from their individual experiences working in a range of industries and occupations, which provide the board, as a whole, with the skills and expertise that reflect our company’s needs. Certain individual experiences, qualifications and skills of our directors that contribute to the board’s effectiveness as a whole are described in the biographies set forth below.

Thomas J. Lynch became our Chief Executive Officer in January 2009 and our Chairman of the Board in May 2009 and has been a member of our board of directors since January 2008. From February 2007 to December 2008, he served as Chief Executive Officer of Fursa. From July 2006 to January 2007, Mr. Lynch was a Managing Director at UBS, an investment bank and global asset management business. From August 2000 to May 2006, Mr. Lynch was Managing Director and Senior Vice President of Mellon Asset Management. Mr. Lynch was a member of the Mellon Asset Management Senior Management Committee and was a thought leader in global distribution strategies and strategic planning. Mr. Lynch had direct management responsibility for a $36 billion (Assets Under Management) institutional asset management business. Mr. Lynch received a B.A. degree from St. Anselm College and attended The Brandeis University International Business School. Mr. Lynch provides our board of directors with extensive financial, strategic planning and operational expertise and significant management and leadership experience derived from his prior roles in senior executive positions.

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Peter Cole has served as a member of our board of directors since April 2004 and was our Executive Chairman from January 2008 to May 2009. From January 2007 to January 2008, he served as the lead director to facilitate the completion of our merger with FOH Holdings, Inc. Since October 2005, Mr. Cole has been the managing member of Performance Enhancement Partners, LLC, a private consulting firm that he founded. Since July 2010, Mr. Cole has served as a director, and from July 2010 to March 2011 served as Chief Executive Officer of Harmony Health & Beauty, Inc., a privately-held in-airport retailer. From April 2001 through July 2005, he served as Chairman of the Board and Chief Executive Officer of Qwiz, Inc., a privately-held leading provider of skills and behavioral testing now operating as SHL Previsor, Inc. Prior to joining SHL Previsor, Inc., Mr. Cole was a Managing Director at Citibank, where he was responsible for one of its global capital markets businesses. Since May 2012, Mr. Cole has served as a director of Focus Pointe Holdings, Inc., a privately-held provider of focus group panelists and facilities. He received a B.A. degree in economics from the University of Vermont. Mr. Cole provides our board of directors with management and turnaround expertise, as well as general business experience derived from his service on the board and as an executive officer of other companies.

John L. Eisel has been a member of our board of directors since April 2004. Since 1980, Mr. Eisel has been a partner at Edwards Wildman Palmer LLP and its predecessor, Wildman, Harrold, Allen & Dixon LLP, a law firm located in Chicago, Illinois that he joined in 1975. Mr. Eisel’s primary areas of practice are mergers and acquisitions and securities regulation. As part of his legal practice, Mr. Eisel has provided counsel to the boards of directors of several public and private companies. Mr. Eisel was Chairman of his firm’s Management Committee from 1994 to 1999 and is currently co-chair of the firm’s Business Law Department. Mr. Eisel received a B.S. degree in accounting and a J.D. degree from the University of Illinois. Mr. Eisel passed the CPA examination in 1971. He currently serves on the board of directors of several private companies, and he is a member of the Planning Committee for the Ray Garrett Jr. Corporate and Securities Law Institute. Mr. Eisel brings to our board of directors an in-depth understanding of financial statements and SEC reporting requirements as well as extensive and diverse general business and legal knowledge.

William F. “Mickey” Harley, III has been a member of our board of directors since January 2008. He currently serves as the Chairman and Chief Executive Officer of Arsenal Group, LLC, a company he co-founded in February 2011. Mr. Harley is principally responsible for Arsenal Group’s investment decisions. Arsenal Group owns HRK Holdings LLC and HRK Industries LLC, both of which filed for Chapter 11 bankruptcy protection in the U.S. Bankruptcy Court for the Middle District of Florida on June 27, 2012. The court has approved the companies hiring an investment banker to market properties they own and intend to sell in order to emerge from bankruptcy. Mr. Harley also is President and Chief Investment Officer of Fursa, which he co-founded in April 1999 (as HBV Capital Management, LLC) and sold to Mellon Financial Corporation in July 2002 (when it was re-named Mellon HBV Alternative Strategies LLC). Mr. Harley served as Chief Investment Officer and Chief Executive Officer of Fursa from July 2002 until he repurchased it from Mellon in December 2006. Mr. Harley is principally responsible for Fursa’s investment decisions. From June 1996 to April 1999, Mr. Harley was the Head of Research at Milton Partners, L.P., a hedge fund manager specializing in arbitrage funds. Before joining Milton Partners, Mr. Harley was a Vice President and Director of Allen & Company, where he was responsible for the day-to-day management and investment strategies of the arbitrage department. From January 2003 to April 2006, and since April 2007, Mr. Harley has served as a director of FOH Holdings. Since December 2008, Mr. Harley has served as a director, and from December 2008 to September 2012, he served as President of Xemplar Energy Corporation (TSX Venture: XE). Mr. Harley also has previously served on the board of directors of the following privately-held companies: J.L. French Automotive Castings, Inc., Metromedia International Group, Inc., Integral Systems, Inc., Coastal Greenland Limited and Interboro Insurance. Mr. Harley received a Master’s degree in public and private management from Yale University’s School of Management and a B.S. degree in chemical engineering and a B.A. degree in economics from Yale University. Mr. Harley provides our board of directors with expertise in finance and financial markets and with experience derived from his service on the board of other public and private companies.

Milton J. Walters has been a member of our board of directors since January 2008 and a director of FOH Holdings since January 2003. He has more than 40 years of investment banking experience including serving as Managing Director of AG Becker and its successor Warburg Paribas Becker, where he was employed from 1965 to 1984; Senior Vice President and Managing Director of Smith Barney from 1984 to 1988; Managing Director of Prudential Securities from 1997 to 1999; and since August 1999 as President and Chief Executive Officer of Tri-River Capital, a strategic financial advisory and valuation service provider which he founded. Mr. Walters has been a director and chairman of the audit committee of Sun Healthcare Group, Inc. (NASDAQ: SUNH) since 2001 and Sabra Healthcare REIT, Inc. (NASDAQ: SBRA) since November 2010, and a director of Petroleum & Franchise Capital, a privately-held company that provides financing for national and regional franchise and retail petroleum operators, since November 2012. From January 2003 to June 2010, he served as a director and chairman of the audit committee of Decision One Corporation, a privately-held information technology services company. Mr. Walters is a member of the Economics Club of New York, the National Association of Corporate Directors and the University Club of New York, and currently serves as a director of the Lyme Land Conservation Trust, Inc. He is a former Trustee of Hamilton College and Friends Academy. Mr. Walters received an A.B. degree from Hamilton College. Mr. Walters provides our board of directors with finance expertise, having over 40 years of investment banking experience; leadership, management and a range of industry experience derived from his current and former positions as president of a company that he founded and as a managing director and group head of various investment banking firms; and public company experience from service on the board of directors of other public and private companies.

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Executive Officers

In addition to Thomas J. Lynch, our Chairman of the Board and Chief Executive Officer, we have two other executive officers:

Donald Jones, 57 years old, has served as our President and Chief Operating Officer since September 2011. He has over 35 years of experience in the fashion and consumer product retail industry. Since November 2008, Mr. Jones has been a managing partner at Verite Capital Partners, a private equity firm he co-founded that invests in and advises retail and consumer product companies. Since June 2003, he has been the Chief Executive Officer of POGAN Retail, LLC, a company he founded that provides strategic counsel to retail companies. POGAN Retail provided us with the consulting services of Mr. Jones from February 2011 to August 2011. From March 1999 to June 2003, Mr. Jones served as Senior Vice President of Stores and Operations for Gap Inc., where he was responsible for Gap, Gap Kids and Gap Body retail stores. From 1995 to 1999, Mr. Jones was Regional Vice President of Dayton Hudson Corporation, now Target Corporation. From 1993 to 1995, he managed both the U.S. flagship store and catalog business of IKEA, Inc. Mr. Jones began his retail career in department store operations, holding managerial positions at May Company, Marshalls, Inc., Macy’s, Inc., Filene’s and Lechmere Inc. From December 2007 to September 2011, Mr. Jones served as Chairman of the Board of Total Apparel Group, Inc. (OTC Pink: TLAG), a licensing, distribution and merchandising company. Mr. Jones currently serves as a member of the board of directors of two privately-held companies – Elaine Turner Design, a shoe and handbag company, and Amenity, a men’s skincare company. He also serves on the Advisory Board of the Ridgefield Library and as a member of the board of directors of the Connecticut Retail Merchants Association, the Trinity High School Foundation, and George Jackson Academy, a private school for at risk boys. Mr. Jones is also a frequent lecturer and speaker on the subjects of small business, retail and consumer products, and is a contributor to CNBC.com.

Thomas Rende, 52 years old, has served as our Chief Financial Officer since January 2008, and served as Chief Financial Officer of our wholesale division from February 1999 until it was sold in October 2010. He also served as a member of our board of directors from January 2008 to May 2010 and from April 2004 to April 2007. Since joining the company in 1989, Mr. Rende has held various positions within the finance department. Mr. Rende received a B.S. degree in economics from the State University of New York at Oneonta.

Independence of Directors

Our common stock is listed on the NYSE MKT. As a result, we follow the rules of the NYSE MKT in determining whether a director is independent. The board of directors also consults with our counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The current NYSE MKT listing standards define an “independent director” generally as a person, other than an officer or employee of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. The NYSE MKT requires that a majority of the board of directors be considered independent, as determined by the board. Consistent with these considerations, the board of directors affirmatively has determined that Peter Cole, John Eisel, William Harley and Milton Walters will be our independent directors for the ensuing year. Thomas Lynch is not independent because he is a current executive officer. All members of our audit, compensation and nominating and governance committees are independent.

Code of Ethics

Our board of directors has adopted a code of ethics that applies to our directors, officers and employees as well as those of our subsidiaries. Our code of ethics can be found on our corporate website at www.fohgroup.com. In addition, requests for copies of the code of ethics should be sent in writing to Frederick’s of Hollywood Group Inc., 6255 Sunset Boulevard, Hollywood, California 90028, Attention: Corporate Secretary.

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Meetings and Committees of the Board of Directors

During the year ended July 28, 2012, our board of directors met five times and acted by unanimous written consent on seven occasions. All of our directors attended the 2012 Annual Meeting of Shareholders. Although we do not have a formal policy regarding director attendance at annual shareholder meetings, we attempt to schedule annual meetings so that all directors can attend. In addition, we expect our directors to attend all board meetings and the meetings of the committees of the board upon which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. No member of the board of directors attended fewer than 75% of the total number of meetings of the board and committees upon which they served during fiscal year 2012. We have standing audit, compensation and nominating and governance committees. Copies of our audit and nominating and governance committee charters are available free of charge on our corporate website at www.fohgroup.com.

Leadership Structure

Our company is led by Thomas J. Lynch, who has served as our Chairman of the Board and Chief Executive Officer since January 2009. We believe that combining the role of Chairman of the Board and Chief Executive Officer promotes unified leadership and direction for our company and provides for a single focus for management to execute our strategy and business plan. Mr. Lynch’s financial expertise and intimate knowledge of our operations and strategy make him uniquely positioned and qualified to serve in these capacities.

We do not have a lead director and do not believe that appointing a lead director would materially impact the performance of the board of directors, as it currently employs a variety of structural and operational controls that serve the same purpose. For example, our independent directors meet regularly in executive sessions. These sessions provide an opportunity for the independent directors to speak candidly on any matter of interest, without the Chief Executive Officer or other members of management present. All board members are free to suggest the inclusion of items on board of directors and committee meeting agendas, and, to the fullest extent possible, all meeting materials and presentations are distributed to the board members in advance, allowing efficient use of time during meetings for questions and comprehensive deliberations. All board members have direct and complete access to our company’s management.

Risk Oversight

Our board of directors oversees an enterprise wide approach to risk management, designed to support the achievement of our objectives and to maintain shareholder value. The independent audit committee is primarily responsible for overseeing our exposure to financial risk and reviewing the steps management has taken to monitor and control that exposure. The audit committee meets at least once per quarter in addition to periodic meetings with management and our independent auditors to accomplish its purpose. While the audit committee has primary responsibility for overseeing risk management, the full board of directors participates in an annual enterprise risk management assessment, which is led by management. This assessment includes a discussion of our most significant risks as well as a centralized evaluation and determination of risk appetite to ensure consensus and mutual understanding between the board and management. In addition, each of our committees considers the risks within its area of responsibility.

Compensation Committee Information

Our compensation committee, which held one meeting and acted by unanimous consent on one occasion during fiscal year 2012, is currently comprised of Peter Cole (chairman), William F. Harley and John L. Eisel, each an independent director under the NYSE MKT listing standards.

The compensation committee does not have a formal written charter. The responsibilities of the compensation committee include:

•	establishing the general compensation policy for our executive officers, including the chief executive officer;

•	administering our equity compensation plans; and

•	determining who participates in each of these plans, establishing performance goals and target payouts, and determining specific grants and bonus awards to participants.

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Our compensation committee makes all final approvals with respect to compensation of executive officers based on its assessment of the value of each executive’s contribution, the results of recent past fiscal years in light of prevailing business conditions, our goals for the ensuing fiscal year and, to a lesser extent, prevailing compensation levels at companies considered to be comparable to our company. Our compensation committee considers recommendations from our chief executive officer relating to the compensation of our other executive officers, but the chief executive officer does not make recommendations regarding his own compensation. Executive officers other than our chief executive officer generally are not involved in determining executive compensation. The compensation committee did not engage any compensation consultants during fiscal year 2012.

Nominating and Governance Committee Information

General

Our nominating and governance committee, which acted by unanimous consent on one occasion during fiscal year 2012, is currently comprised of John L. Eisel (chairman), Milton J. Walters and William F. Harley, each an independent director under the NYSE MKT listing standards. The nominating and governance committee is responsible for overseeing the selection of persons to be nominated to serve on the board of directors. The nominating and governance committee considers persons identified by its members, management, shareholders and others. There have been no material changes to the procedures by which shareholders may recommend nominees to the board. Our board of directors has adopted a written charter for the nominating and governance committee and established guidelines for selecting nominees and a method by which shareholders may propose to the nominating committee candidates for selection as nominees for directors.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees generally provide that persons to be nominated should be actively engaged in business endeavors, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business endeavors, be willing to devote significant time to the oversight duties of the board of directors of a public company, and be able to promote a diversity of views based on the person’s education, experience and professional employment. The nominating and governance committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent shareholder interests. The nominating and governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The nominating and governance committee does not distinguish among nominees recommended by shareholders and other persons.

Procedure for Shareholders to Recommend Director Candidates

Shareholders and others who wish to recommend candidates to the nominating and governance committee for consideration as directors must submit their written recommendations to the nominating and governance committee and include all of the information described in the section “Shareholder Proposals and Nominations.”

Our nominating and governance committee recommended to our board of directors to nominate Thomas J. Lynch, Peter Cole, John L. Eisel, William F. Harley and Milton J. Walters for re-election as directors. Our nominating and governance committee did not receive proposals from any shareholders or others for suggested director candidates.

Audit Committee Information and Report

General. Our audit committee, which met four times during fiscal year 2012 and acted by unanimous written consent on one occasion, consists of Milton J. Walters (chairman) and John L. Eisel, each an independent director under the NYSE MKT listing standards. As required by the NYSE MKT, since we are a “smaller reporting company,” our audit committee is comprised of at least two independent directors who are also “financially literate.” The NYSE MKT standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. The functions of the audit committee include oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, and the performance, qualifications and independence of our independent auditors. The purpose and responsibilities of our audit committee are set forth in a written audit committee charter which has been adopted by the board.

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Financial Expert on Audit Committee. We must certify to the NYSE MKT that the audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that John L. Eisel and Milton J. Walters both satisfy the NYSE MKT’s definition of financial sophistication and also both qualify as “audit committee financial experts,” as defined under the rules and regulations of the SEC.

Audit Committee Pre-Approval Policies and Procedures. In accordance with Section 10A(i) of the Exchange Act, before we engage our independent registered public accounting firm to render audit or permitted non-audit services, the engagement is approved by the audit committee. The audit committee approved all of the fees referred to in the section below entitled “Principal Accountant Fees” for fiscal year 2012.

Principal Accountant Fees. The following table summarizes the aggregate fees (rounded to the nearest $1,000) billed to us by Mayer Hoffman McCann CPAs (The New York Practice of Mayer Hoffman McCann P.C.) (“MHM”) for professional services for the years ended July 28, 2012 and July 30, 2011:

	Year Ended
	July 28, 2012	July 30, 2011
Audit Fees(1)	$280,000	$353,000
Audit Related Fees(2)	17,000	41,000
Tax Fees(3)	108,000	107,000
	$405,000	$501,000

(1)	Represents the aggregate fees billed for professional services rendered in connection with the audit of our consolidated financial statements and the review of the consolidated financial statements included in our Quarterly Reports on Form 10-Q.

(2)	Represents the aggregate fees billed in connection with the reviews of various SEC filings and employee benefit plan audits.

(3)	Represents the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning.

 Audit Committee Report for the Fiscal Year Ended July 28, 2012

The audit committee reviews the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and reporting process. The independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion on the fairness of the audited financial statements based on the audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”).

In this context, the audit committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The audit committee discussed with the independent registered public accounting firm the matters required to be discussed in accordance with the requirements of the PCAOB. The independent registered public accounting firm also provided the audit committee with the written disclosures required by PCAOB Rule 3526, “Communication with Audit Committee Concerning Independence,” and the audit committee discussed with the independent registered public accounting firm and management the auditor’s independence, including with regard to fees for services rendered during the fiscal year and all other professional services rendered by the independent registered public accounting firm.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended July 28, 2012, for filing with the SEC.

Audit Committee:

Milton J. Walters (chairman)

John L. Eisel

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid to or earned by each of the “named executive officers” (as defined in Item 402 of Regulation S-K) for the years ended July 28, 2012 and July 30, 2011:

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Thomas J. Lynch	2012	540,000		-	15,000	24,521	28,329	(2)	607,850
Chairman and CEO	2011	540,000		-	32,760	52,190	28,563	(3)	653,513

Donald Jones	2012	334,615	(4)	-	56,800	76,030	16,431	(2)	483,876
President and COO

Thomas Rende	2012	310,000		-	6,600	10,789	27,716	(2)	355,105
EVP and CFO	2011	310,000		-	13,650	21,746	26,942	(3)	372,338

(1)	Represents the aggregate grant date fair value of awards computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”). Assumptions used in the calculation of these amounts are disclosed in Note 10 to our audited consolidated financial statements for the year ended July 28, 2012 contained in our Annual Report on Form 10-K filed with the SEC on October 26, 2012.

(2)	Represents payments that we made in fiscal year 2012 for the named executive officers as follows:

Named Executive Officer	Life Insurance ($)	Long Term Disability Insurance ($)	Group Health Insurance ($)	Automobile Expenses ($)	Total ($)
Thomas J. Lynch	-	1,728	11,601	15,000	28,329
Donald Jones	5,000	1,728	9,703	-	16,431
Thomas Rende	2,680	1,440	11,596	12,000	27,716

(3)	Represents payments that we made in fiscal year 2011 for the named executive officers as follows:

Named Executive Officer	Life Insurance ($)	Long Term Disability Insurance ($)	Group Health Insurance ($)	Automobile Expenses ($)	Total ($)
Thomas J. Lynch	-	1,728	11,835	15,000	28,563
Thomas Rende	2,680	1,440	11,822	11,000	26,942

(4)	Represents salary paid to Mr. Jones in accordance with the terms of his employment agreement from the commencement of his employment on August 22, 2011. Effective January 16, 2012, Mr. Jones’ annual base salary was increased from $350,000 to $400,000.

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Grants of Plan-Based Awards

The following table sets forth information regarding awards to the named executive officers under our equity compensation plans during the year ended July 28, 2012. There can be no assurance that the grant date fair value of the stock and option awards will ever be realized by the individual.

Name	Grant Date	Number of Shares of Stock (#)		Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Thomas J. Lynch	1/11/12	37,500	(2)	-		-	15,000
	1/11/12	-		87,500	(3)	0.40	24,521

Donald Jones	9/8/11	80,000	(4)	-		-	49,600
	9/8/11			150,000	(5)	0.62	64,260
	1/11/12	18,000	(2)	-		-	7,200
	1/11/12	-		42,000	(3)	0.40	11,770

Thomas Rende	1/11/12	16,500	(2)	-		-	6,600
	1/11/12	-		38,500	(3)	0.40	10,789

(1)	Represents the aggregate grant date fair value of awards computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are disclosed in Note 10 to our audited consolidated financial statements for the year ended July 28, 2012 contained in our Annual Report on Form 10-K filed with the SEC on October 26, 2012.

(2)	Represents shares of restricted stock issued pursuant to the 2010 Long-Term Incentive Equity Plan. 33.3% of the shares vested on January 11, 2012, and 33.3% vest on each of January 11, 2013 and 2014.

(3)	Represents shares issuable upon exercise of options granted pursuant to the 2010 Long-Term Incentive Equity Plan. 33.3% of the options vested on January 11, 2012 and 33.3% vest on each of January 11, 2013 and 2014.

(4)	Represents shares of restricted stock issued pursuant to the 2010 Long-Term Incentive Equity Plan. 50% of the shares vested on August 22, 2012 and 50% vest on August 22, 2013.

(5)	Represents shares issuable upon exercise of options granted pursuant to the 2010 Long-Term Incentive Equity Plan. 50% of the options vested on August 22, 2012 and 50% vest on August 22, 2013.

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Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards as of July 28, 2012 for each of the named executive officers:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Exercisable Options (#)	Number of Securities Underlying Unexercised Un-exercisable Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares that have Not Vested (#)		Market Value of Shares that have Not Vested ($)(1)
Thomas J. Lynch	360,000	-		0.38	1/28/2019	100,000	(2)	39,000
	150,000	450,000	(3)	0.78	6/28/2020	12,000	(4)	4,680
	56,000	28,000	(4)	1.05	1/11/2021	25,000	(5)	9,750
	29,166	58,334	(5)	0.40	1/10/2022

Donald Jones	75,000	75,000	(6)	0.62	9/7/2021	40,000	(6)	15,600
	14,000	28,000	(5)	0.40	1/10/2022	12,000	(5)	4,680

Thomas Rende	37,500	-		2.90	12/9/2014	50,000	(7)	19,500
	75,000	-		2.00	10/12/2016	5,000	(4)	1,950
	78,750	-		3.10	1/27/2015	11,000	(5)	4,290
	50,000	50,000	(7)	0.84	5/31/2020
	23,333	11,667	(4)	1.05	1/11/2021
	12,833	25,667	(5)	0.40	1/10/2022

(1)	The market value of shares reported is computed based on the closing price of our common stock of $0.39 on July 27, 2012 (the last trading day of fiscal year 2012).

(2)	These shares vest in equal annual installments of 50,000 shares on each of January 2, 2013 and 2014.

(3)	These options vest as follows: (i) 200,000 options vest on January 2, 2013 and (ii) 250,000 options vest on January 2, 2014.

(4)	These securities vest on January 12, 2013.

(5)	These securities vest in two equal annual installments on each of January 11, 2013 and 2014.

(6)	These securities vest on August 22, 2013.

(7)	These securities vest on June 1, 2013

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Option Exercises and Stock Vested in Fiscal Year 2012

The following table summarizes the vesting of stock awards for the named executive officers during the year ended July 28, 2012. No options were exercised by the named executive officers during the year ended July 28, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas J. Lynch	-	-	50,000	17,750	(1)
	-	-	12,000	4,440	(2)
	-	-	12,500	5,000	(3)

Thomas Rende	-	-	25,000	9,250	(4)
	-	-	5,000	1,850	(2)
	-	-	5,500	2,200	(3)

Don Jones	-	-	40,000	12,800	(5)
	-	-	6,000	2,400	(3)

(1)	For each share vested, the value realized on vesting represents the average of the closing prices of our common stock on the trading days prior to and after January 2, 2012, the vesting date, of $0.355, multiplied by the number of shares acquired on vesting.

(2)	For each share vested, the value realized on vesting represents the closing price of our common stock of $0.37 on January 12, 2012, the vesting date, multiplied by the number of shares acquired on vesting.

(3)	For each share vested, the value realized on vesting represents the closing price of our common stock of $0.40 on January 11, 2012, the vesting date, multiplied by the number of shares acquired on vesting.

(4)	For each share vested, the value realized on vesting represents the closing price of our common stock of $0.37 on June 1, 2012, the vesting date, multiplied by the number of shares acquired on vesting.

(5)	For each share vested, the value realized on vesting represents the closing price of our common stock of $0.32 on August 22, 2012, the vesting date, multiplied by the number of shares acquired on vesting.

Equity Compensation Plan Information

The following sets forth certain information as of July 28, 2012 concerning our equity compensation plans:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Plans approved by shareholders
1988 Non-Qualified Stock Option Plan	632,500		$0.83	200,833
2000 Performance Equity Plan	591,750	(1)	$2.68	272,684	(2)
2003 Employee Equity Incentive Plan	62,341		$3.46	–
2010 Long-Term Incentive Equity Plan	1,387,000		$0.72	2,224,000

Plans not approved by shareholders
March 2010 Warrants(3)	2,543,670		$1.41	–
May 2010 Warrants(4)	1,500,000		$2.33	–
May 2012 Warrants(5)	1,500,000		$0.53	–
Total	8,217,261		$1.36	2,697,517

(1)	Includes 18,000 shares of common stock issuable upon exercise of options under our 2000 Performance Equity Plan granted to non-employee directors pursuant to our Non-Employee Director Compensation Plan.

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(2)	Our Non-Employee Director Compensation Plan provides that each non-employee director may elect to receive his or her annual stipend and meeting fees in cash and/or shares of our common stock under our 2000 Performance Equity Plan in such proportion as is determined by each non-employee director. If a non-employee director elects to be paid in stock, either in full or in part, the number of shares of common stock to be issued is determined by dividing the dollar amount of the stipend and meeting fees earned during the quarter (or a percentage thereof, if the non-employee director elects to receive stock payment in part) by the last sale price of our common stock on the last trading day of each calendar quarter in which the fees were earned. In addition, on November 8, 2010, we made a one-time issuance of 20,000 shares of fully vested common stock to each of our four non-employee directors under the 2000 Performance Equity Plan. As of July 28, 2012, an aggregate of 542,413 shares of common stock have been issued to non-employee directors.

(3)	In connection with the consummation of a private placement in March 2010, we issued to the investors two-and-a-half year Series A warrants to purchase up to an aggregate of 1,162,820 shares of common stock at an exercise price of $1.25 per share, and five-year Series B warrants to purchase up to an aggregate of 1,162,820 shares of common stock at an exercise price of $1.55 per share. In addition, we issued to Avalon Securities Ltd. and its designees, who acted as placement agent in the transaction, warrants to purchase an aggregate of 218,030 shares of common stock at an exercise price of $1.21 per share. Except for the exercise price, these warrants are identical to the Series B warrants issued to investors in the private placement. The Series A Warrants expired on September 16, 2012.

(4)	On May 18, 2010, in connection with the consummation of the transactions contemplated by the Debt Exchange and Preferred Stock Conversion Agreement, dated as of February 1, 2010, with accounts and funds managed by and/or affiliated with Fursa, we issued to Fursa three, five and seven-year warrants, each to purchase 500,000 shares of common stock (for an aggregate of 1,500,000 shares of common stock) at exercise prices of $2.00, $2.33 and $2.66 per share, respectively.

(5)	On May 23, 2012, in connection with the consummation of the transactions contemplated by the Series A Preferred Stock Purchase Agreement, dated as of May 23, 2012, with TTG Apparel, LLC, we issued to TTG Apparel three, five and seven-year warrants, each to purchase 500,000 shares of common stock (for an aggregate of 1,500,000 shares of common stock) at an exercise prices of $0.45, $0.53 and $0.60 per share, respectively.

Compensation Arrangements for Executive Officers

Thomas J. Lynch

On June 29, 2010, we entered into an employment agreement with Thomas J. Lynch, which provides for Mr. Lynch to serve as our Chief Executive Officer until January 2, 2014 at a base salary of $540,000 per year. Pursuant to the terms of the employment agreement, in addition to his base salary, Mr. Lynch was eligible to receive for the year ended July 28, 2012, and is eligible to receive for the years ending July 27, 2013 and July 26, 2014, an annual incentive bonus under our Annual Incentive Bonus Plan equal to 65% of his base salary based on achieving certain targeted performance goals established by the compensation committee and approved by the board of directors for each fiscal year. The bonus for the year ending July 26, 2014 will be prorated for the partial year. No participant in the Annual Incentive Bonus Plan, including Mr. Lynch, received an annual performance bonus for the year ended July 28, 2012. From time to time, Mr. Lynch also will be eligible to receive such discretionary bonuses as the compensation committee deems appropriate.

In addition to his base salary, on June 29, 2010, we granted Mr. Lynch a ten-year, non-qualified option to purchase 600,000 shares of common stock under our 2010 Long-Term Incentive Equity Plan at an exercise price of $0.78 per share (the closing price of our common stock on such date), with 150,000 shares vested on January 2, 2012, and 200,000 and 250,000 shares vesting on January 2, 2013 and 2014, respectively.

Additionally, on June 29, 2010, we issued Mr. Lynch 150,000 shares of restricted stock under our 2000 Performance Equity Plan, with 50,000 shares vested on January 2, 2012, and 50,000 shares vesting on each of January 2, 2013 and 2014.

Mr. Lynch’s employment agreement also provides for us to pay the premiums on a life insurance policy for him providing a death benefit of $1,500,000 to Mr. Lynch’s designated beneficiary. During the year ended July 28, 2012, Mr. Lynch did not elect to receive life insurance. The employment agreement also provides for us to pay the premiums on a disability insurance policy for Mr. Lynch providing a non-taxable benefit of at least $10,000 per month payable to Mr. Lynch in the event of his disability. We currently provide him with a policy that pays a benefit of $12,000 per month if he becomes disabled. Under the employment agreement, Mr. Lynch is prohibited from disclosing confidential information about us and employing or soliciting any of our current employees to leave us during his employment and for a period of one year thereafter. The employment agreement does not contain any change of control or non-competition provisions.

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Donald Jones

On February 21, 2011, we entered into a six-month consulting agreement with POGAN Retail, LLC, pursuant to which POGAN Retail provided us with the services of Donald Jones to develop and implement a strategic retail operations plan for a fee of $27,500 per month. The agreement expired in accordance with its terms on August 21, 2011.

On September 8, 2011, we entered into an employment agreement with Donald Jones, which provides for Mr. Jones to serve as our President and Chief Operating Officer until August 22, 2013. On February 9, 2012, we amended the employment agreement to increase Mr. Jones’ base salary from $350,000 to $400,000 per year effective as of January 16, 2012. Pursuant to the terms of the employment agreement, as amended, in addition to his base salary, Mr. Jones was eligible to receive for the year ended July 28, 2012, and is eligible to receive for the years ending July 27, 2013 and July 26, 2014, an annual incentive bonus under our Annual Incentive Bonus Plan of up to 50% of his base salary based on achieving certain targeted performance goals established by the Chief Executive Officer and approved by the compensation committee for each fiscal year. The bonus for the year ending July 26, 2014 will be prorated for the partial year. No participant in the Annual Incentive Bonus Plan, including Mr. Jones, received an annual performance bonus for the year ended July 28, 2012. From time to time, Mr. Jones also will be eligible to receive, upon the recommendation of the Chief Executive Officer, such discretionary bonuses as the compensation committee deems appropriate.

In addition to his base salary, on September 8, 2011, we granted Mr. Jones a ten-year, non-qualified option to purchase 150,000 shares of common stock under our 2010 Long-Term Incentive Equity Plan at an exercise price of $0.62 per share, with 75,000 shares vested on August 22, 2012 and 75,000 shares vesting on August 22, 2013.

Additionally, on September 8, 2011, we issued Mr. Jones 80,000 shares of restricted stock, with 40,000 shares vested on August 22, 2012 and 40,000 shares vesting on August 22, 2013.

Mr. Jones’ employment agreement also provides for us to pay up to $5,000 per year towards the cost of the annual premium on a life insurance policy for Mr. Jones providing a death benefit of $1,000,000 to his designated beneficiary. We are also required to maintain a disability insurance policy for Mr. Jones providing a non-taxable benefit of up to $10,000 per month payable to Mr. Jones in the event of his disability. Under the employment agreement, Mr. Jones is prohibited from disclosing confidential information about the Company and employing or soliciting any of the Company’s current employees to leave the Company during his employment and for a period of one year thereafter. The employment agreement does not contain any change of control or non-competition provisions.

Thomas Rende

On June 1, 2010, we entered into an employment agreement with Thomas Rende, which provides for Mr. Rende to serve as our Chief Financial Officer until June 1, 2013 at a base salary of $310,000 per year. Pursuant to the terms of the employment agreement, in addition to his base salary, Mr. Rende was eligible to receive for the year ended July 28, 2012, and is eligible to receive for the year ending July 27, 2013, an annual performance bonus under our Annual Incentive Bonus Plan equal to 35% of his base salary based on achieving certain targeted performance goals established by the Chief Executive Officer and approved by the compensation committee for each fiscal year. The bonus for the year ending July 27, 2013 will be prorated for the partial year. No participant in the Annual Incentive Bonus Plan, including Mr. Rende, received an annual performance bonus for the year ended July 28, 2012. From time to time, Mr. Rende also will be eligible to receive upon the recommendation of the Chief Executive Officer, such discretionary bonuses as the compensation committee deems appropriate.

In addition to his base salary, on June 1, 2010, we granted Mr. Rende a ten-year, non-qualified option to purchase 100,000 shares of common stock under our 1988 Non-Qualified Stock Option Plan at an exercise price of $0.84 per share (the closing price of our common stock on such date), with 25,000 shares vested on each of June 1, 2011 and 2012 and 50,000 shares vesting on June 1, 2013.

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Additionally, on June 1, 2010, we issued Mr. Rende 100,000 shares of restricted stock under our 2000 Performance Equity Plan, with 25,000 shares vested on each of June 1, 2011 and June 1, 2012 and 50,000 shares vesting on June 1, 2013.

Mr. Rende’s employment agreement also provides for us to pay the premiums on a life insurance policy for him providing a death benefit of $1,000,000 to Mr. Rende’s designated beneficiary and a disability insurance policy for Mr. Rende providing a non-taxable benefit of at least $10,000 per month payable to Mr. Rende in the event of his disability. Under the employment agreement, Mr. Rende is prohibited from disclosing confidential information about us and employing or soliciting any of our current employees to leave us during his employment and for a period of one year thereafter. The employment agreement does not contain any change of control or non-competition provisions.

Potential Termination Payments

Messrs. Lynch, Jones and Rende each have an employment agreement with us that provides for the following potential payments in the event of their termination. Their employment agreements do not contain any change in control provisions. Unless otherwise indicated, all such payments will be paid in accordance with our normal payroll procedures. To the extent necessary to comply with Internal Revenue Code Section 409A, all cash amounts due may be paid in a lump-sum cash payment on the six-month anniversary of the date of termination of employment.

Thomas J. Lynch

Payment Upon Death or Disability. In the event of death or termination due to “disability” (as defined in his employment agreement), Mr. Lynch, or his designated beneficiary, as the case may be, will be entitled to receive:

•	base salary through the date of death or disability;

•	any non-equity incentive compensation that would have become payable for the year in which the employment was terminated, pro-rated for the number of months worked during the fiscal year of termination;

•	all valid business expense reimbursements; and

•	all accrued but unused vacation pay.

In addition, in the case of death, his beneficiary will be entitled to receive proceeds from a company-paid life insurance policy to be provided to Mr. Lynch in his name. During the year ended July 28, 2012, Mr. Lynch did not elect to receive life insurance. We also maintain a long-term disability insurance policy for Mr. Lynch, which, upon his disability, will provide a non-taxable benefit of at least $10,000 per month, payable to him. We currently provide him with a policy that pays a benefit of $12,000 per month if he becomes disabled.

Payment Upon Involuntary Termination Without Cause or Resignation for Good Reason. If Mr. Lynch terminates his employment for “good reason” (as defined in his employment agreement) or is terminated by us without “cause” (as defined in his employment agreement), or if we do not continue his employment at the end of the employment term upon substantially similar terms, he will be entitled to receive the following:

•	base salary through the end of the employment term (January 2, 2014);

•	the sum of $450,000;

•	any non-equity incentive compensation that would have become payable for the year in which the employment was terminated, pro-rated for the number of months worked during the fiscal year of termination;

•	life and disability insurance benefits through the end of the employment term;

•	company-paid continuation of medical coverage for one year after the end of the term;

•	all valid business expense reimbursements; and

•	all accrued but unused vacation pay.

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In addition, the stock option granted and the restricted stock issued to Mr. Lynch in June 2010 will continue to vest as scheduled.

Donald Jones

Payment Upon Death or Disability. In the event of death or termination due to “disability” (as defined in his employment agreement), Mr. Jones, or his designated beneficiary, as the case may be, will be entitled to receive:

•	base salary through the date of death or disability;

•	any non-equity incentive compensation that would have become payable for the year in which the employment was terminated, pro-rated for the number of months worked during the fiscal year of termination;

•	all valid business expense reimbursements; and

•	all accrued but unused vacation pay.

In addition, in the case of death, his beneficiary will be entitled to receive proceeds from a life insurance policy provided to Mr. Jones in his name for which we pay up to $5,000 per year towards the cost of the annual premium. We also maintain a long-term disability insurance policy for Mr. Jones, which, upon his disability, will provide a non-taxable benefit of up to $10,000 per month, payable to him.

Payment Upon Involuntary Termination Without Cause or Resignation for Good Reason. If Mr. Jones terminates his employment for “good reason” (as defined in his employment agreement) or is terminated by us without “cause” (as defined in his employment agreement), or if we do not continue his employment at the end of the employment term upon substantially similar terms, he will be entitled to receive the following:

•	base salary for six months from the date of termination ($175,000);

•	any non-equity incentive compensation that would have become payable for the year in which the employment was terminated, pro-rated for the number of months worked during the fiscal year of termination;

•	all valid business expense reimbursements; and

•	all accrued but unused vacation pay.

In addition, the stock option granted and the restricted stock issued to Mr. Jones in September 2011 will continue to vest as scheduled.

Thomas Rende

Payment Upon Death or Disability. In the event of death or termination due to “disability” (as defined in his employment agreement), Mr. Rende, or his designated beneficiary, as the case may be, will be entitled to receive:

•	base salary through the date of death or disability;

•	any non-equity incentive compensation that would have become payable for the year in which the employment was terminated, pro-rated for the number of months worked during the fiscal year of termination;

•	all valid business expense reimbursements; and

•	all accrued but unused vacation pay.

In addition, in the case of death, his beneficiary will be entitled to receive proceeds from a company-paid life insurance policy provided to him in his name. We also maintain a long-term disability insurance policy for Mr. Rende, which will provide a non-taxable benefit of at least $10,000 per month, payable to him.

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Payment Upon Involuntary Termination Without Cause or Resignation for Good Reason. If Mr. Rende terminates his employment for “good reason” (as defined in his employment agreement) or is terminated by us without “cause” (as defined in his employment agreement), or if we do not continue his employment at the end of the employment term upon substantially similar terms, he will be entitled to receive the following:

•	base salary through the end of the employment term (June 1, 2013);

•	the sum of $250,000;

•	any non-equity incentive compensation that would have become payable for the year in which the employment was terminated, pro-rated for the number of months worked during the fiscal year of termination;

•	life and disability insurance benefits through the end of the employment term;

•	company-paid continuation of medical coverage for one year after the end of the term;

•	all valid business expense reimbursements; and

•	all accrued but unused vacation pay.

In addition, the stock option granted and the restricted stock issued to Mr. Rende in June 2010 will continue to vest as scheduled.

The following table reflects the amounts that would have been payable to each of Messrs. Lynch, Jones and Rende had their employment terminated as of July 28, 2012. Their employment agreements do not contain any change in control provisions:

Name	Benefits	Death or Disability	Involuntary Termination Without Cause or Resignation for Good Reason
Thomas J. Lynch	Base Salary	$-	$770,795
	Severance	-	450,000
	Medical Insurance	-	51,377
	Disability Insurance	-	2,467
	Accrued Vacation Pay	73,567	73,567
	Total	$73,567	$1,348,206

Don Jones	Base Salary	$-	$427,397
	Severance	-	116,667	(1)
	Medical Insurance	-	43,780
	Disability Insurance	-	1,846
	Life Insurance	-	5,342
	Accrued Vacation Pay	29,615	29,615
	Total	$29,615	$624,647

Thomas Rende	Base Salary	$-	$261,589
	Severance	-	250,000
	Medical Insurance	-	33,526
	Disability Insurance	-	1,215
	Life Insurance	-	2,261
	Accrued Vacation Pay	34,955	34,955
	Total	$34,955	$583,546

___________________

(1)	Under the terms of Mr. Jones’ employment agreement, had his employment terminated as of July 28, 2012, he would have been entitled to receive a severance payment equal to four months of his base salary, or $116,667. This amount increases to six months of his base salary, or $175,000 if his employment is terminated after August 22, 2012.

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Compensation Plans

Non-Equity Compensation Plan

Annual Incentive Bonus Plan

On June 29, 2010, our board of directors adopted the Annual Incentive Bonus Plan. Our compensation committee selects employees to participate in the plan. Participants are eligible to receive an annual cash bonus of up to a percentage of the participant’s base salary as determined by the compensation committee. The maximum cash bonus award for the named executive officers participating in the Annual Incentive Bonus Plan, expressed as a percentage of base salary as set forth in their respective employment agreements, is as follows: Thomas J. Lynch, 65%, Donald Jones, 50%, and Thomas Rende, 35%.

The bonus payment for each participant is calculated based on two components: (1) our annual financial performance (“Company Performance Component”), representing up to 80% of the total eligible bonus; and (2) the participant’s individual performance (“Individual Performance Component”), representing up to 20% of the total eligible bonus. If we achieve less than 80% of the Target Adjusted EBITDA (as defined below), no participant will be eligible to receive any bonus. Since we achieved less than 80% of the Target Adjusted EBITDA established by the board of directors for the year ended July 28, 2012, no bonuses were given to any participant under the Annual Incentive Bonus Plan for fiscal year 2012.

Company Performance Component. The Company Performance Component is based upon an evaluation of our Adjusted EBITDA (defined as earnings before interest, taxes, depreciation, amortization, stock compensation expense, any bonus awarded under the plan, and adjustments for non-recurring items as determined by the board of directors) against a target Adjusted EBITDA approved annually by the board of directors (“Target Adjusted EBITDA”). If we achieve 100% or more of the Target Adjusted EBITDA, each participant’s total eligible bonus will range from 10% of the total eligible bonus upon achievement of 100% of the Target Adjusted EBITDA up to a maximum of 80% of the total eligible bonus upon achievement of 140% or more of the Target Adjusted EBITDA.

Individual Performance Component. The Individual Performance Component is based on an individual’s achievement of performance objectives, as approved annually by the compensation committee. If we achieve 80% or more of the Target Adjusted EBITDA, up to 20% of the participant’s total eligible bonus may be paid out upon the achievement of such individual performance objectives.

Equity Compensation Plans

Amended and Restated 1988 Non-Qualified Stock Option Plan

On December 13, 1988, our shareholders approved the 1988 Non-Qualified Stock Option Plan covering up to 833,333 shares of common stock to provide an additional continuing form of long-term incentive to selected officers. On September 19, 2006, our board of directors approved an amended and restated 1988 plan, which (i) increased the time period in which an employee terminated for any reason other than death or disability has to exercise the portion of the option which is exercisable on the date of termination from 30 days to 90 days following the date of termination; (ii) provided for continued exercisability of options after termination in the discretion of the compensation committee as set forth in the stock option agreement at the time of grant; (iii) increased the time period in which an employee terminated due to disability has to exercise the option from 180 days to one year from the date of termination; and (iv) increased the time period in which the legal representative or legatee under the will of an employee who dies within 90 days (instead of 30 days) after the date of termination of employment or while employed by us or a subsidiary has to exercise the decedent employee’s option from 180 days to one year from the date of death. Unless terminated by the board, the 1988 plan will remain effective until no further options may be granted and all options granted under the plan are no longer outstanding. No options were granted under this plan during fiscal years 2011 and 2012. As of November 12, 2012, there were options outstanding to purchase an aggregate of 632,500 shares, exercisable at prices ranging from $0.38 to $2.90 per share of our common stock at a weighted average exercise price of $0.83 per share. There were 200,833 shares available for grant under the 1988 plan as of November 12, 2012.

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Amended and Restated 2000 Performance Equity Plan

On February 22, 2000, the board of directors adopted the 2000 Performance Equity Plan covering 375,000 shares of common stock under which our officers, directors, key employees and consultants are eligible to receive incentive or non-qualified stock options, stock appreciation rights, restricted stock awards, stock reload options and other stock based awards. Shareholders approved the 2000 plan on November 28, 2000. On January 23, 2008, our shareholders approved an amended and restated 2000 plan, which increased the number of shares of our common stock available for issuance under the plan from 375,000 shares to 2,000,000 shares, added a 500,000 share limit on grants to any individual in any one calendar year in order for the plan to comply with Section 162(m) of the Internal Revenue Code and made other changes to comply with Section 409A of the Internal Revenue Code. The 2000 plan will terminate when no further awards may be granted and awards granted are no longer outstanding, provided that incentive options no longer may be granted. To the extent permitted under the provisions of the 2000 plan, the compensation committee has authority to determine the selection of participants, allotment of shares, price and other conditions of awards. No awards were granted under this plan during fiscal years 2011 and 2012. As of November 12, 2012, there were options outstanding to purchase an aggregate of 576,750 shares, exercisable at prices ranging from $0.76 to $3.10 per share of our common stock at a weighted average exercise price of $2.66 per share. There were 287,684 shares available for grant under the 2000 plan as of November 12, 2012.

Our Non-Employee Director Compensation Plan provides that each non-employee director may elect to receive the annual stipend and meeting fees in cash and/or shares of our common stock under our 2000 plan in such proportion as is determined by each non-employee director. As of November 12, 2012, an aggregate of 565,490 shares of common stock have been issued to non-employee directors under the 2000 plan.

Amended and Restated 2003 Employee Equity Incentive Plan

FOH Holdings adopted the 2003 Employee Equity Incentive Plan on December 1, 2003. The plan authorized FOH Holdings to issue incentive or nonqualified stock options to its employees and officers. The plan was amended and restated as of December 1, 2006, primarily to increase the number of shares covered under the plan and to permit the issuance of nonqualified stock options to independent directors. On January 28, 2008, the 2003 plan and underlying options were assumed by us. As of November 12, 2012, there were options outstanding to purchase an aggregate of 62,341 shares, exercisable at prices ranging from $2.46 to $4.52 per share of our common stock at a weighted average exercise price of $3.46 per share. No additional grants may be made under the 2003 plan.

2010 Long-Term Incentive Equity Plan

On June 29, 2010, the board of directors adopted the 2010 Long-Term Incentive Equity Plan covering 4,000,000 shares of common stock under which our officers, directors, key employees and consultants are eligible to receive incentive or non-qualified stock options, stock appreciation rights, restricted stock awards, stock reload options and other stock based awards. This plan will terminate when no further awards may be granted and awards granted are no longer outstanding, provided that incentive options may only be granted until June 28, 2020. To the extent permitted under the provisions of the plan, the compensation committee has authority to determine the selection of participants, allotment of shares, price and other conditions of awards. During fiscal years 2011 and 2012, options were granted and shares of restricted stock were issued under the 2010 plan to the individuals in the amounts listed in the chart below. The options granted and shares of restricted stock issued on January 12, 2011 vested or will vest in three equal installments on each of January 12, 2011, 2012 and 2013, and the options have an exercise price of $1.05 per share. The options granted and shares of restricted stock issued on January 11, 2012 vested or will vest in three equal installments on each of January 11, 2012, 2013 and 2014, and the options have an exercise price of $0.40 per share. On September 8, 2011, we issued 80,000 shares of restricted stock and granted 150,000 options at an exercise price of $0.62 per share to our President. These shares and options vest or vested in two equal installments on each of August 22, 2012 and August 22, 2013. As of November 12, 2012, there were options outstanding under the 2010 plan to purchase an aggregate of 1,356,667 shares, exercisable at prices ranging from $0.40 to $1.05 per share of our common stock at a weighted average exercise price of $0.72 per share. There were 2,254,333 shares available for grant under the 2010 plan as of November 12, 2012.

	Number of Options		Number of Shares
	FY2012	FY2011	FY2012	FY2011
Chief Executive Officer	87,500	84,000	37,500	36,000
Current President	192,000	-	98,000	-
Former President	-	42,000	-	18,000
Chief Financial Officer	38,500	35,000	16,500	15,000
Non-Employee Directors (4)	84,000	70,000	36,000	30,000
Other Employees (3 in FY2012 and 8 in FY 2011)	98,000	210,000	42,000	90,000
Total	500,000	441,000	230,000	189,000

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Compensation Arrangements for Directors

We pay our non-employee directors in accordance with the terms of our Non-Employee Director Compensation Plan, which was adopted by our board of directors in December 2004 and became effective on January 1, 2005. Under the plan, each non-employee director receives (i) an annual stipend of $20,000, payable quarterly in arrears, (ii) $2,000 per day for board or committee meetings attended in person, regardless of the number of meetings held that day and (iii) $1,000 per meeting for board or committee meetings attended telephonically, unless two or more teleconference call meetings are held back-to-back on the same call, in which case each non-employee director will receive $1,000 for the entire call. Payment of the annual stipend and meeting fees are made, at the election of each non-employee director, in cash and/or shares of common stock under our 2000 Performance Equity Plan in such proportion as is determined by each non-employee director. If a non-employee director elects to be paid in stock, either in full or in part, the number of shares of common stock to be issued is determined by dividing the dollar amount of the stipend and meeting fees earned during the quarter (or a percentage thereof, if the non-employee director elects to receive stock payment in part) by the last sale price of our common stock on the last trading day of each calendar quarter in which the fees were earned.

We also pay or reimburse each non-employee director for all transportation, hotel and other expenses reasonably incurred by the non-employee director in connection with attendance at board and committee meetings against itemized reports and receipts submitted with respect to any such expenses and approved in accordance with our customary procedures.

On November 8, 2010, we made a one-time issuance of 20,000 shares of fully vested common stock to each of our non-employee directors under the 2000 Performance Equity Plan.

On January 12, 2011, each non-employee director was issued 7,500 shares of restricted stock and options to purchase 17,500 shares of common stock at an exercise price of $1.05 per share under the 2010 Long-Term Incentive Equity Plan. 33.3% of the shares and options vested on January 12, 2011, and 33.3% will vest on each of January 12, 2012 and 2013.

On January 11, 2012, each non-employee director was issued 9,000 shares of restricted stock and options to purchase 21,000 shares of common stock at an exercise price of $0.40 per share under the 2010 Long-Term Incentive Equity Plan. 33.3% of the shares and options vested on January 11, 2012, and 33.3% will vest on each of January 11, 2013 and 2014.

The following table summarizes the compensation of our non-employee directors for the year ended July 28, 2012. Directors who are employees of our company do not receive separate compensation for their service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Peter Cole	30,000	3,600		5,885	-	39,485
John L. Eisel	25,200	10,400	(2)	5,885	-	41,485
William F. Harley	-	33,995	(3)	5,885	-	39,880
Milton J. Walters	24,000	11,600	(4)	5,885	-	41,485

________________

(1)	Represents the aggregate grant date fair value of awards computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are disclosed in Note 10 to our audited consolidated financial statements for the year ended July 28, 2012 contained in our Annual Report on Form 10-K filed with the SEC on October 26, 2012.

(2)	Includes director compensation payments of 16,291 shares of common stock at a total value of $6,800.

(3)	Includes director compensation payments of 84,509 shares of common stock at a total value of $30,395.

(4)	Includes director compensation payments of 22,701 shares of common stock at a total value of $8,000.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on the review of the copies of these forms furnished to us and representations that no other reports were required, all Section 16(a) reporting requirements were complied with during the fiscal year ended July 28, 2012.

Certain Relationships and Related Transactions

Related Party Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by the board of directors (or the audit committee). Related party transactions are defined under SEC rules as transactions in which (1) the aggregate amount involved will or may be expected to exceed the lesser of $120,000 or one percent of the average of our total assets in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any related party, which includes (a) an executive officer, director or nominee for election as a director, (b) a greater than 5 percent beneficial owner of our common stock, or (c) an immediate family member of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest. A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he or she is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire on an annual basis that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Related Party Transactions

On May 23, 2012, we entered into a Series A Convertible Preferred Stock Purchase Agreement, pursuant to which we sold $5.0 million of Series A Convertible Preferred Stock to TTG Apparel, LLC. In addition, we issued to TTG Apparel, LLC three, five, and seven year warrants, each to purchase 500,000 shares of common stock (for an aggregate of 1,500,000 shares of common stock). TTG Apparel, LLC, together with its affiliate, Tokarz Investments, LLC, currently own an aggregate of 10,153,299 shares of our common stock, or approximately 26% of the outstanding shares. This transaction is described in greater detail under the stock issuance proposal below.

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STOCK ISSUANCE PROPOSAL

On May 23, 2012, we entered into a Series A Convertible Preferred Stock Purchase Agreement, pursuant to which we sold $5.0 million of Series A Convertible Preferred Stock to TTG Apparel, LLC. In addition, we issued to TTG Apparel, LLC three, five, and seven year warrants, each to purchase 500,000 shares of common stock (for an aggregate of 1,500,000 shares of common stock) at exercise prices of $0.45, $0.53 and $0.60 per share, respectively. The Series A Convertible Preferred Stock is convertible by TTG Apparel, LLC at any time into shares of our common stock at a conversion price of $1.05 per share. Additionally, any shares of Series A Convertible Preferred Stock paid as dividends on such preferred stock may be converted by TTG Apparel, LLC at any time into shares of common stock at a conversion price of $0.45 per share. Each of the foregoing conversion prices are subject to adjustment upon certain events, including future issuances of our securities, to a price no lower than $0.29 per share, the closing price of our common stock on the closing date of the transaction.

We agreed to use our best efforts to have the shares of common stock issuable to TTG Apparel, LLC upon conversion of the Series A Convertible Preferred Stock and upon exercise of the warrants listed on the NYSE MKT LLC. We also agreed to file, and use our reasonable best efforts to cause to be declared effective by the SEC, a registration statement to register for resale the shares of common stock issuable to TTG Apparel, LLC upon conversion of the Series A Convertible Preferred Stock and upon exercise of the warrants pursuant to the Securities Act of 1933, as amended.

TTG Apparel, LLC, together with its affiliate, Tokarz Investments, LLC, currently own an aggregate of 10,153,299 shares of our common stock, or approximately 26% of the outstanding shares. Fursa Alternative Strategies LLC and Arsenal Group LLC, our two largest shareholders aside from TTG Apparel, LLC and Tokarz Investments, LLC (and which are controlled by William F. Harley, one of our directors) currently own an aggregate of 17,051,333 shares of our common stock, or approximately 44% of the outstanding shares.

Our audit committee is responsible for reviewing and approving related party transactions. Because the Series A Convertible Preferred Stock Agreement was with one of our significant shareholders, prior to entering into the agreement, our audit committee, together with our board of directors, reviewed and approved the terms. Mr. Eisel, a member of our audit committee and board of directors, abstained due to his affiliation with the law firm representing TTG Apparel, LLC in the transaction.

It is the policy of the NYSE MKT LLC, which lists our common stock, to require shareholder approval of the issuance by a company, other than in a public offering, of common stock or securities convertible into or exercisable for common stock, if the issuance could result in a change of control of the securities of such listed company. If TTG Apparel, LLC exercises its 1,500,000 warrants and converts the entire $5,000,000 of its Series A Convertible Preferred Stock and $2,802,546 of cumulative dividends into common stock (assuming five years of cumulative dividends at the rate of 9% per annum and the conversion prices being reduced to $0.29 per share, the lowest possible price as described above), it would be entitled to receive an aggregate of 28,405,331 shares of our common stock, which would result in a change of control of our securities because TTG Apparel, LLC and Tokarz Investments, LLC would own a greater percentage of our shares than Fursa Alternative Strategies LLC and Arsenal Group LLC currently own. In light of this NYSE MKT policy, our shareholders are being asked to approve the potential issuance to TTG Apparel, LLC of up to 28,405,331 shares of common stock pursuant to the terms of the Series A Convertible Preferred Stock and warrants.

Fursa Alternative Strategies LLC and Arsenal Group LLC have agreed to vote all shares held by them and the funds and accounts affiliated with or managed by them or their affiliates in favor of the proposal.

If the proposal is approved, TTG Apparel, LLC will be entitled to convert the Series A Convertible Preferred Stock and exercise the warrants in accordance with their respective terms. If the proposal is not approved, TTG Apparel, LLC will be restricted from converting the Series A Convertible Preferred Stock and exercising the warrants for an amount in excess of an aggregate of 3,500,000 shares (the total maximum amount permitted by the NYSE MKT LLC without having obtained shareholder approval). Furthermore, so long as any shares of Series A Convertible Preferred Stock are outstanding, we may not, without the affirmative vote of the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock, issue any shares of common stock, or any equity or debt security convertible at any time into common stock, at a price less than $0.29 per share. While the terms of the Series A Convertible Preferred Stock provide that we can redeem it at any time at our option, we have agreed that until we obtain shareholder approval for the full issuance of shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock and upon exercise of the warrants issued to TTG Apparel, LLC, we will not exercise such redemption right. Accordingly, if the proposal is not approved, we may be restricted from issuing additional shares of common stock in the future if TTG Apparel, LLC does not consent to such issuance.  However, because TTG Apparel, LLC and its affiliate, Tokarz Investments, LLC, together own approximately 26% of our outstanding shares of common stock as of November 12, 2012, and Fursa Alternative Strategies LLC and Arsenal Group LLC collectively own approximately 44% of our outstanding shares of common stock as of November 12, 2012, it is unlikely that the proposal will not be approved.

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OUR BOARD OF DIRECTORS HAS APPROVED THE STOCK ISSUANCE PROPOSAL AND BELIEVES THAT ITS TERMS ARE FAIR TO, AND IN THE BEST INTERESTS OF, OUR SHAREHOLDERS. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS APPROVE THE STOCK ISSUANCE PROPOSAL.

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

A representative of MHM, our independent registered public accounting firm for the fiscal year ended July 28, 2012, is expected to be present at the Annual Meeting. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders. The board of directors has selected MHM as our independent registered public accounting firm for the fiscal year ending July 27, 2013.

SOLICITATION OF PROXIES

The solicitation of proxies in the enclosed form is made on behalf of our board of directors and we are paying for the cost of this solicitation. In addition to the use of the mails, proxies may be solicited personally or by telephone using the services of our directors, officers and regular employees at nominal cost. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy material to beneficial owners of our stock.

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for any shareholder proposal or nomination to be presented at the fiscal 2013 Annual Meeting of Shareholders or to be eligible for inclusion in our proxy statement for such meeting, we must receive them at our principal executive offices by July 26, 2013. Each proposal should include the exact language of the proposal, a brief description of the matter and the reasons for the proposal, the name and address of the shareholder making the proposal and the disclosure of that shareholder’s number of shares of common stock owned, length of ownership of the shares, representation that the shareholder will continue to own the shares through the annual shareholder meeting, intention to appear in person or by proxy at the annual shareholder meeting and material interest, if any, in the matter being proposed.

Shareholders who wish to recommend to the nominating committee a candidate for election to the board of directors should send their letters to Frederick’s of Hollywood Group Inc., 6255 Sunset Boulevard, Hollywood, California 90028, Attention: nominating and governance committee. The Corporate Secretary will promptly forward all such letters to the members of the nominating committee. Shareholders must follow certain procedures to recommend to the nominating and governance committee candidates for election as directors. In general, to provide sufficient time for the nominating and governance committee to evaluate candidates recommended by shareholders to be considered for nomination in connection with our Annual Meeting of Shareholders, the Corporate Secretary must receive the shareholder’s recommendation no later than thirty days after the end of our fiscal year.

The recommendation must contain the following information about the candidate:

•	Name and age;

•	Current business and residence addresses and telephone numbers, as well as residence addresses for the past 20 years;

•	Principal occupation or employment and employment history (name and address of employer and job title) for the past 20 years (or such shorter period as the candidate has been in the workforce);

•	Educational background;

•	Permission for us to conduct a background investigation, including the right to obtain education, employment and credit information;

•	Three character references and contact information;

•	The number of shares of our common stock beneficially owned by the candidate;

•	The information that would be required to be disclosed by us about the candidate under the rules of the SEC in a proxy statement soliciting proxies for the election of such candidate as a director (which currently includes information required by Items 401, 404 and 405 of Regulation S-K); and

•	A signed consent of the nominee to serve as a director of our company, if elected.

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OTHER SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The board of directors provides a process for shareholders and interested parties to send communications to the board. Shareholders and interested parties may communicate with the board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Frederick’s of Hollywood Group Inc., 6255 Sunset Boulevard, Hollywood, California 90028. Each communication will be forwarded, depending on the subject matter, to the board, the appropriate committee chairperson or all non-management directors.

DISCRETIONARY VOTING OF PROXIES

Pursuant to Rule 14a-4 promulgated by the SEC, shareholders are advised that our management will be permitted to exercise discretionary voting authority under proxies it solicits and obtains for the fiscal 2013 Annual Meeting of Shareholders with respect to any proposal presented by a shareholder at such meeting, without any discussion of the proposal in our proxy statement for such meeting, unless we receive notice of such proposal at our principal office in Hollywood, California, not later than October 12, 2013.

APPRAISAL RIGHTS

There are no appraisal rights available under New York law in connection with any of the proposals included in this proxy statement.

OTHER MATTERS

The board of directors knows of no matter which will be presented for consideration at the Annual Meeting other than the matters referred to in this proxy statement. Should any other matter properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors

Thomas Rende, Secretary

Hollywood, California

November 26, 2012

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IF NO DIRECTIONS ARE GIVEN, THE INDIVIDUALS DESIGNATED BELOW WILL VOTE FOR ALL PROPOSALS IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS.

0

FREDERICK'S OF HOLLYWOOD GROUP INC.

6255 SUNSET BOULEVARD
HOLLYWOOD, CALIFORNIA 90028

THE ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FREDERICK'S OF HOLLYWOOD GROUP INC.

The undersigned appoints Thomas J. Lynch and Thomas Rende, as proxies, and each of them with full power to act without the other, each with the power to appoint a substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of Frederick's of Hollywood Group Inc. held of record by the undersigned on November 12, 2012, at the Annual Meeting of Shareholders to be held at our principal executive offices located at 6255 Sunset Boulevard, 6th Floor, Hollywood, California, on January 8, 2013 at 10:00 a.m. Pacific Time, and any postponements or adjournments thereof.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

FREDERICK'S OF HOLLYWOOD GROUP INC.

January 8, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at http://www.fohgroup.com/investment.asp

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20530000000000000000 7 010813

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" THE APPROVAL OF THE PROPOSAL TO ISSUE UP TO 28,405,331 SHARES OF COMMON STOCK TO TTG APPAREL, LLC. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Peter Cole
○ John L. Eisel
○ William F. Harley
○ Thomas J. Lynch
○ Milton J. Walters

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

3. In their discretion, the proxies are authorized to vote upon such other business as may come before the Meeting or any adjournment thereof.

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.